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 Exhibit A-3

ScottishPower Group
September 30, 2001

                               ($)       (%) of total
                         In millions   capitalization

Common Stock                 10,317          52%
Holders' Funds

Preferred Stock                   0           0%
Holders' Funds

Short - term debt(1)          1,722           9%

Long  - term debt             7,596          39%


Total capitalization        $19,635         100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.